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                                                                EXHIBIT 4.3
                                                                DRAFT 5/20/96



                          [Form of Security Agreement]

                               SECURITY AGREEMENT

                  SECURITY AGREEMENT, dated as of June +, 1996, made by +, a +, having an office at + (the "Grantor", which term includes its successors pursuant to the Indenture referred to below), in favor of Chemical Bank, a New York banking corporation, having an office at 450 West 33rd Street, New York, New York 10001, as trustee (in such capacity and together with any successors in such capacity, the "Trustee") pursuant to the Indenture (as hereinafter defined).

                                R E C I T A L S :

                  A. Grantor and Trustee are, contemporaneously with the execution and delivery of this Agreement, entering into a certain indenture dated as of June +, 1996 among Oregon Steel Mills, Inc., New CF&I, Inc., CF&I Steel, L.P. and Trustee (as the same may be amended, modified or otherwise supplemented from time to time, the "Indenture") pursuant to which Oregon Steel Mills, Inc. is issuing its +% First Mortgage Notes due 2003 (the "Securities") in the aggregate principal amount of $235,000,000.

                  B. Grantor is the owner of the Collateral (as hereinafter defined).

                  C. It is a condition precedent to the purchase of the Securities that Grantor shall have executed and delivered this Security Agreement to Trustee for the ratable benefit of the registered holders from time to time of the Securities (the "Holders"). This Agreement is given by Grantor in favor of Trustee for its benefit and the ratable benefit of the Holders (collectively, the "Secured Parties") to secure the payment and performance of the Obligations (as hereinafter defined).

                               A G R E E M E N T :

                  NOW, THEREFORE, in consideration of the foregoing premises and in order to induce Trustee to enter into the Indenture and to induce the Holders to purchase the Securities and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Trustee hereby agree, for the ratable benefit of the Holders as follows:

                  SECTION 1.1. Definitions. (a) Capitalized terms used herein and defined in the recitals to this Agreement or in the paragraph preceding such recitals shall have the respective meanings set forth in such recitals or in such paragraph, as the case may be. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to



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such terms in the Indenture. In addition, the terms "guarantee", "interest",
"principal" and "person" as used herein shall have the meanings assigned to such terms in the Indenture.

                  (b) The following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Chattel Paper, Documents, Farm Products, Fixtures, General Intangibles, Instruments and Proceeds.

                  (c) The following terms shall have the following meanings:

                  "Agreement": this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Banks": the banks and other lenders party to the Credit Agreement from time to time.

                  "Bank Collateral": [accounts receivable, inventory and related books and records] and +.

                  "Collateral": as defined in Section 2 hereof.

                  "Contracts": any and all contracts and agreements (other than contracts and agreements which are Excluded Intangibles), as such may be amended, modified or otherwise supplemented from time to time, including, without limitation, (a) all rights to receive moneys due and to become due to Grantor thereunder or in connection therewith, (b) all rights to damages arising out of or for breach or default in respect thereof and (c) all rights to perform and exercise all remedies thereunder.

                  "Copyrights": (a) all copyrights in all works, whether published or unpublished, registered or unregistered, including, without limitation, the copyrights in the works listed on Exhibit A, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any other country, and (b) all renewals thereof.

                  "Copyright License": any and all agreements, written or oral, (other than Excluded Intangibles) providing for the grant by or to Grantor of any right to reproduce, copy, publish or otherwise use any copyright, including without limitation, any of the agreements referred to on Exhibit A.

                  "Default Rate": as defined in subsection 6.15 hereof.

                  "Equipment": as defined in the Uniform Commercial Code in effect in the State of New York on the date hereof, including, without limitation, all machinery, apparatus, equipment, office machinery, furniture, electric arc furnaces, heat treating machinery, rolling mills, pipe mills, rod mills, bar mills, rail mills, pipe coating



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         machinery, furnaces, conveyors, tools, manufacturing equipment and all other equipment of any kind or nature, wherever located, and all modifications, alterations, repairs, substitutions, additions and accessions thereto and all replacements and all parts therefor, other than Motor Vehicles [INCLUDE IN CF&I STEEL, L.P.'S SECURITY AGREEMENT--and equipment listed on Exhibit H hereto (but only to the extent that, in the case of equipment listed on Exhibit H hereto, the aggregate book value (net of depreciation) of such equipment on the Issue Date does not exceed $1.5 million)].

                  "Excluded Intangibles": any right, title or interest of Grantor in, to or under any contract, agreement or other instrument entered into with, or any license granted by or to, any person which is not Oregon Steel Mills, Inc., a Delaware corporation ("OSM", which term includes its successors under the Indenture), or a Subsidiary or Unrestricted Subsidiary of OSM and which contract, agreement, instrument or license by its express terms prohibits the assignment thereof or the grant of a security interest therein by Grantor or by its express terms permits such assignment or grant of a security interest only with the consent of such person; provided that any such right, title and interest shall cease to be an Excluded Intangible to the extent that an appropriate consent to such assignment or pledge has been obtained; and provided, further, that Excluded Intangibles shall not include (i) any Included Intangibles [or] [INCLUDE IN OREGON STEEL MILLS, INC.'S SECURITY AGREEMENT-- (ii) the leasehold interest in Grantor's office space located at 1000 S.W. Broadway, Portland, Oregon].

                  "Governmental Authority": any nation or government, any state, municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Included Intangibles": all contracts, agreements, licenses, leases, instruments and other documents identified on Exhibit D hereto, which contracts, licenses, leases, instruments and documents are hereby expressly made subject to the Lien and security interest created by this Agreement.

                  "Intellectual Property": Copyrights, Patents, Trademarks, Trade Secrets and Licenses, collectively.

                  "Licenses": means Copyright Licenses, Patent Licenses and Trademark Licenses, collectively.

                  "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Grantor or (b) the validity or enforceability of (i) this Agreement, any of the Securities, the Indenture, any of the Guarantees or any other Security Document or (ii) the rights or remedies of the Trustee (or any other trustee) hereunder or thereunder.

                  "Motor Vehicles": all cars, trucks, trailers, construction and earth moving equipment and other vehicles and mobile equipment covered by a certificate of title




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         law of any state and all tires, accessions, additions and other appurtenances to, substitutions for and replacements of any of the foregoing; provided that any substitutions or replacements constitute Motor Vehicles as defined in this sentence.

                  "Obligations": as defined in Section 3 hereof.

                  "Patents": (a) all letters patent of the United States or any other country and all reissues, continuations, continuations-in-part, divisions and extensions thereof, including, without limitation, any thereof referred to on Exhibit B, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to on Exhibit B.

                  "Patent License": any and all agreements, whether written or oral, (other than Excluded Intangibles) providing for the grant by or to Grantor of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to on Exhibit B.

                  "Trademarks": (a) all registered and unregistered trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, slogans and other source or business identifiers, and the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to on Exhibit C, and (b) all renewals thereof.

                  "Trademark License": any and all agreements, written or oral, (other than Excluded Intangibles) providing for the grant by or to Grantor of any right to use any Trademark, including, without limitation, any thereof referred to on Exhibit C.

                  "Trade Secret": means any proprietary technology, process or system which is within the possession of Grantor, including, without limitation, manufacturing processes or methods, all formulae, processes, procedures, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards relating to or used in the operation of Grantor's business.

                  "UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

                  "Works": any work which is or may be subject to copyright protection pursuant to Title 17 of the U.S. Code.

                  SECTION 1.2. Other Definitional Provisions. (a) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of




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this Agreement, and Section, subsection and Exhibit references are to this
Agreement unless otherwise specified.

         (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  SECTION 2. Grant of Security Interest. As security for the prompt and complete payment and performance when due (whether at Stated Maturity, upon redemption or required repurchase, by acceleration or otherwise) of all the Obligations, Grantor hereby grants, pledges, assigns and transfers to Trustee, for its individual benefit and the ratable benefit of the Holders, a continuing security interest in and lien on all of the right, title and interest of Grantor in, to and under the following property, wherever located, whether now owned or at any time hereafter acquired by Grantor, whether now existing or hereafter coming into existence, or in which Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"):

         (a)      all Chattel Paper;

         (b) the Collateral Account and all Trust Moneys, other moneys, securities, certificates, items and other property on deposit therein;

         (c)      all Contracts;

         (d)      all Copyrights;

         (e)      all Copyright Licenses;

         (f)      all Documents;

         (g)      all Equipment;

         (h)      all Fixtures;

         (i)      all General Intangibles;

         (j)      all Included Intangibles;

         (k)      all Instruments;

         (l)      all Patents;

         (m)      all Patent Licenses;

         (n)      all Trade Secrets;

         (o)      all Trademarks;




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         (p)      all Trademark Licenses;

         (q) to the extent not otherwise included in the foregoing (i) all other rights to the payment of money, including rents and other sums payable to Grantor under leases, rental agreements and other Chattel Paper and insurance proceeds; (ii) all books, ledgers, files, correspondence, credit files, records, invoices, bills of lading, and other documents relating to any of the foregoing, including, without limitation, all tapes, cards, disks, computer software, computer runs, and other papers and documents in the possession or control of Grantor or any computer bureau from time to time acting for Grantor; and (iii) all accessions and additions to, parts and appurtenances of, substitutions for and replacements of any of the foregoing; and

         (r) to the extent not otherwise included in the foregoing, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing, and in any event, including, without limitation, any and all (i) proceeds of any insurance (including, without limitation, all Net Proceeds), indemnity, warranty or guarantee payable to Trustee or to Grantor from time to time with respect to any of the Collateral, (ii) payments (in any form whatsoever and including, without limitation, all Net Awards) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of a Governmental Authority),
                  (iii) products of the Collateral, and (iv) other amounts from time to time paid or payable under or in connection with any of the Collateral.

                  Notwithstanding the foregoing, the Collateral shall not include (i) any Bank Collateral, (ii) any Excluded Securities, (iii) any Intercompany Indebtedness, (iv) any Excluded Assets, (v) any Excluded Intangibles or (vi) Proceeds or products arising out of the property described in the foregoing items (i) through (v) including rights to payment of money, Chattel Paper and insurance proceeds payable thereon except to the extent that any such Proceeds or products (including money and Chattel Paper) constitute or are deemed to constitute Collateral Proceeds.

                  SECTION 3. Obligations. This Agreement secures, and the Collateral is collateral and security for, the payment and performance in full when due (whether at Stated Maturity, upon redemption or required repurchase, by acceleration or otherwise) of the principal of, premium, if any, and interest on, and any and all other amounts which may at any time be or become payable by Grantor under, [TO BE REVISED APPROPRIATELY:] [the Securities] [the Guarantees] and any and all other obligations and liabilities of Grantor to Trustee, any other trustee under any Mortgage, and the Holders (including, without limitation, any and all amounts which may at any time be or become due and payable and any and all interest accruing after the maturity of the Securities and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Grantor, whether or not a claim for post-filing or post-petition




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interest is allowed in such proceeding and interest, to the extent permitted by law, on the unpaid interest), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, the Securities, the Guarantees, this Agreement, the other Security Documents, the Intercreditor Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, premium, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to Trustee or to the Holders that are required to be paid by Grantor, Trustee, the trustee under any Mortgage or by any Secured Party pursuant to the terms of the Indenture, the Securities, the Guarantees, this Agreement, any other Security Document, the Intercreditor Agreement or any other document entered into by Grantor in connection with any of the foregoing) (collectively, the "Obligations").

                  SECTION 4. No Release. Nothing set forth in this Agreement shall relieve Grantor from the performance of any term, covenant, condition or agreement on Grantor's part to be performed or observed under or in respect of any of the Collateral or from any liability to any person under or in respect of any Collateral or shall impose any obligation on Trustee (or any other trustee under any Mortgage) or any Holder to perform or observe any such term, covenant, condition or agreement on Grantor's part to be so performed or observed or shall impose any liability on Trustee (or any other trustee under any Mortgage) or any Holder for any act or omission on the part of Grantor relating thereto or for any breach of any representation or warranty on the part of Grantor contained in this Agreement, or under or in respect of the Collateral or made in connection herewith or therewith.

                  SECTION 5. Maintenance of Perfected Security Interests; Further Documentation.

                  5.1. Grantor agrees that Grantor shall maintain the security interests created by this Agreement as perfected security interests having at least the priority described in subsection 6.2 and shall defend such security interests against the claims and demands of all persons whomsoever.

                  5.2. Grantor agrees that at any time and from time to time, at the sole cost and expense of Grantor, Grantor shall immediately execute, deliver and, where applicable, file all further instruments and documents, including, without limitation, all financing, continuation or amendment statements under the Uniform Commercial Code in effect in any applicable jurisdiction with respect to the security interests created hereby, and take all further action that may be necessary or that Trustee may reasonably request, for the purpose of obtaining, maintaining or preserving the full benefits of this Agreement and of the rights and powers herein granted or for the purpose of creating, preserving, perfecting or otherwise protecting the liens and security interests created hereby. Without limiting Grantor's obligation to make such filings, Grantor hereby authorizes Trustee (subject to the following sentence) to take all action (including, without limitation, the filing of any Uniform Commercial Code financing statements or continuation statements or amendments thereto without the signature of Grantor as set forth in subsection 16.4 hereof) which Trustee may deem necessary or desirable to perfect or otherwise protect the liens and security interests




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created hereunder and to obtain the benefits of this Agreement. Subject to the
Trustee's obligations under the Indenture during the continuance of an Event of Default, the Trustee shall not be responsible for perfecting or maintaining the perfection of any security interest granted to it under this Agreement or for filing, refiling, recording or rerecording any document, financing statement, notice or instrument in any public office at any time or times and shall not be responsible for seeing to the insurance on or the payment of any taxes with respect to any property subject to this Agreement.

                  SECTION 6. Representations, Warranties and Covenants. Grantor hereby represents and warrants to, and covenants and agrees with, Trustee (for the benefit of the Trustee and the ratable benefit of the Holders) as follows:

                  6.1. Title; No Other Liens. Grantor is as of the date hereof, and, as to Collateral acquired by it from time to time after the date hereof, Grantor will be, the owner of each item of Collateral (or in the case of Collateral held by Grantor as lessee under a lease, Grantor has and will have a valid and subsisting leasehold interest in such Collateral), in each case free and clear from any and all Liens, claims or other right, title or interest of any person other than Permitted Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office except (i) financing statements related to Permitted Liens and (ii) financing statements which have been filed in favor of the Secured Parties pursuant to this Agreement.

                  6.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) constitute perfected security interests in the Collateral in favor of the Secured Parties, as collateral security for the Obligations and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens.

                  6.3. Necessary Filings. The filings, registrations and recordings described on Exhibit E hereto constitute the only filings, registrations and recordings necessary or appropriate to create, preserve, protect and perfect the security interests granted by Grantor to Trustee pursuant to this Agreement in respect of the Collateral. All such filings, registrations and recordings have been accomplished as of the date hereof (other than filings with the United States Patent and Trademark Office and the United States Copyright Office, each of which shall be made as soon as possible after the execution hereof but in any event within 30 days after the date hereof).

                  6.4. Other Financing Statements. Grantor shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) relating to the Collateral, except financing statements filed or to be filed in respect of Permitted Liens.

                  6.5. Chief Executive Office; Location of Collateral and Records. Grantor's chief executive office is located at the address set forth on Exhibit F. Grantor represents and warrants that it has no place of business, offices where Grantor's books of account and records are kept, or places where the Collateral is used, stored or located, except (i) as set forth on Exhibit F hereto, (ii) that as set forth in subsection 6.9 hereof, Equipment is kept at




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the locations set forth on Exhibit G hereto and (iii) that certain Equipment may temporarily be in the possession of third parties for the purpose of such third parties providing ordinary repair and maintenance thereof. Grantor further covenants that, except for Collateral delivered to Trustee or an agent for Trustee, or Equipment listed in Exhibit G and kept at the locations listed in Exhibit G, Grantor will not store, use or locate any of the Collateral at any place other than as set forth on Exhibit F, except that Equipment may temporarily be in the possession of third parties for the purpose of such third parties providing ordinary repair and maintenance thereof. Grantor represents and warrants that it currently uses no business or trade names, except as set forth on Exhibit F hereto.

                  6.6. Changes in Locations, Name, etc. Grantor shall not:

                  (a) change the location of its chief executive office from that specified in Exhibit F, (b) change its name, identity or corporate or partnership, as the case may be, structure or (c) change the location where it maintains its books and records from the addresses set forth on Exhibit F, unless (i) it shall have given Trustee not less than 45 days' prior written notice of its intention so to do, clearly describing such new location or name and providing such other information in connection therewith as Trustee may reasonably request and (ii) with respect to such new location or name, Grantor shall have taken all action which is necessary or appropriate or which is reasonably requested by Trustee to maintain the perfection and proof of the security interest of Trustee for the benefit of the Secured Parties in the Collateral intended to be granted hereby and shall have delivered to the Trustee an Officers' Certificate as to compliance with this clause (ii).

                  6.7. Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper shall be immediately delivered to Trustee, duly indorsed in a manner satisfactory to Trustee, to be held as Collateral pursuant to this Agreement.

                  6.8. Inspections. Grantor shall permit representatives of Trustee, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of Trustee to be present at Grantor's place of business to receive copies of all communications and remittances relating to the Collateral, all in such manner as Trustee may reasonably require.

                  6.9. Location of Equipment. Except for Equipment which may temporarily be in the possession of third parties for the purpose of such third parties providing ordinary repair and maintenance thereof, all Equipment held on the date hereof by Grantor is located at one of the locations shown on Exhibit G hereto. All Equipment now held or subsequently acquired shall be kept at one or more of the locations shown on Exhibit G hereto, or such new location as Grantor may establish if (a) it shall have given to Trustee at least 45 days' prior written notice of its intention to do so, clearly describing such new location and providing such other information in connection therewith as Trustee may reasonably request, and (b) with respect to such new location, Grantor shall have taken all action which is necessary or appropriate or which is reasonably requested by Trustee to maintain the




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
perfection and proof of the security interest of Trustee for the benefit of the Secured Parties in the Collateral intended to be granted hereby and shall have delivered to the Trustee an Officers' Certificate as to compliance with this clause (b).

                  6.10. Farm Products. None of the Collateral constitutes or will constitute Farm Products, or is or will be the Proceeds of Farm Products.

                  6.11. Authorization, Enforceability. Grantor has the requisite power, authority and legal right to grant a security interest in all the Collateral pursuant to this Agreement, and this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Grantor, enforceable against Grantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  6.12. No Consents. Except for the filings, registrations and recordings contemplated in subsection 6.3, no consent of any person (including, without limitation, any stockholders or limited or general partners or creditors of Grantor) and no consent, authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other person is required either (a) for the grant by Grantor of a security interest in the Collateral pursuant to this Agreement or for the authorization, execution, delivery or performance of this Agreement by Grantor, (b) except as may be provided in the Intercreditor Agreement and any amendment or supplement thereto, for the exercise by Trustee of the rights provided for in this Agreement or (c) for the exercise by Trustee of the remedies in respect of the Collateral pursuant to this Agreement.

                  6.13. Collateral. All information set forth herein (including, without limitation, the information set forth in the Exhibits annexed hereto) relating to the Collateral is accurate and complete in all material respects.

                  6.14. Ownership of Collateral. Except as may otherwise be permitted by the Indenture, Grantor at all times will be the sole legal and beneficial owner of the Collateral.

                  6.15. Insurance. Grantor shall maintain at all times and at its sole expense, with financially sound and reputable insurance companies, insurance policies (a) insuring the Equipment against loss by fire, explosion, theft and such other casualties as from time to time would be insured against by a prudent operator of similar property and (b) insuring Trustee and the Holders against liability for personal injury and property damage relating to such Equipment, such policies to be in such form and amounts and having such coverage as from time to time would be maintained by a prudent operator of similar property. Each policy or certificates with respect to such insurance shall be endorsed for the benefit of Trustee (including, without limitation, by naming Trustee as an additional named insured or loss payee as its interest may appear) and such policy or certificate shall be retained by Grantor, or at the request of Trustee, delivered to Trustee. Each such policy shall state that it cannot be cancelled without 30 days' prior written notice to Trustee. At least 30 days




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
prior to the expiration of any such policy of insurance, Grantor shall obtain an extension or renewal policy or an insurance certificate evidencing renewal or extension of such policy and shall give Trustee written notice thereof. If Grantor shall fail to insure such Collateral in accordance with the provisions hereof or if Grantor shall fail to so endorse and deposit, or to extend or renew, any such insurance policies or certificates with respect thereto, Trustee shall have the right (but shall be under no obligation), to advance funds to procure or renew or extend such insurance (after providing Grantor with at least five Business Days' notice of its intent to advance such funds) and Grantor agrees to reimburse Trustee for any and all costs and expenses thereof, with interest on all such funds from the date advanced at the rate per annum (the "Default Rate") equal to the rate then payable under the Securities plus two percent. Within five Business Days after making any such advance, Trustee shall endeavor to give Grantor written notice of the amount and purpose of such advance; provided, however, that failure to give such notice will not relieve Grantor of its obligations to make such reimbursement to Trustee. Unless an Event of Default under the Indenture shall have occurred and shall be continuing, Grantor may determine whether to file a claim for repair or replacement costs or a claim for actual cash value under the relevant insurance policy. Any proceeds of insurance in respect of the Collateral are hereby assigned to Trustee. In case of any loss or damage to any of the Collateral, and subject to the applicable provisions, if any, of the Intercreditor Agreement, all proceeds of insurance maintained by Grantor shall be paid to Trustee as Trust Moneys pursuant to the Indenture and shall be subject to retention and disbursement by Trustee in accordance with the terms of the Indenture. The provisions of this subsection 6.15 shall not be deemed to limit the Grantor's obligations to maintain insurance (or any related obligations) pursuant to any Mortgage or other Security Document.

                  6.16. Representations Regarding Contracts.

                  (a) Each Contract is in full force and effect and constitutes a valid and legally enforceable obligation of Grantor and, to the best of Grantor's knowledge, the other parties thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

                  (b) Neither Grantor nor (to the best of Grantor's knowledge) any other party to any Contract is in default or is likely to become in default in the performance or observance of any of the terms thereof.

                  (c) The Grantor has fully performed all its material obligations under each Contract.

                  (d) The right, title and interest of Grantor in, to and under each Contract are not, to the best of Grantor's knowledge, subject to any defense, offset, counterclaim or claim which would materially adversely affect the value of such Contract as Collateral, nor have any of the foregoing been asserted or alleged against Grantor as to any Contract.

                  (e) No amount payable to Grantor under or in connection with any Contract is evidenced by any Instrument or Chattel Paper which has not been delivered to Trustee.

                  6.17. Covenants Regarding Contracts.

                  (a) Grantor will perform and comply in all material respects with all its obligations under the Contracts.

                  (b) Grantor will not amend, modify, terminate or waive any provision of any Contract in any manner which could reasonably be expected to materially adversely affect the value of such Contract as Collateral; provided, that the Company may replace a Contract (the "Initial Contract") so long as (1) the contract entered into to replace the Initial Contract (the "Replacement Contract") is subject to the security interest created by this Agreement and (2) the Replacement Contract is on no less favorable terms to the Company then the Initial Contract.

                  (c) Grantor will not fail to exercise promptly and diligently each and every material right which it may have under each Contract; provided the Grantor may amend, modify, terminate or waive rights subject to subsection 6.17(b) above.

                  (d) Grantor will not fail to deliver to Trustee a copy of each material demand, notice or document received by it relating in any way to any Contract.

                  (e) In any suit, proceeding or action brought by Trustee or any Holder under any Contract, Grantor will save, indemnify and keep Trustee and such Holder harmless from and against any and all expenses, losses, claims, liabilities and damages, as incurred, suffered by reason of any defense, setoff, counterclaim, recoupment or reduction or liability whatsoever of the obligor thereunder, arising out of a breach by Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligor or its successors from Grantor.

                  6.18. Further Actions and Identification of Collateral. Grantor shall, at its sole cost and expense, make, execute, endorse, acknowledge, file and/or deliver to Trustee from time to time such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices and schedules relating to the Collateral, as Trustee may reasonably request, all in reasonable detail.

                  6.19. Notation on Books and Records. Grantor shall keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as may be necessary or as Trustee may reasonably require in order to reflect the security interests granted by this Agreement.

                  6.20. Notices. Grantor will advise Trustee promptly, in reasonable detail, at its address for notices provided for in the Indenture of:

                  (a) any Lien (other than security interests created hereby or Permitted Liens) on any of the Collateral; and

                  (b) of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby.

                  6.21. Copyrights, Patents and Trademarks.

                  (a) (i) Exhibit A includes all Copyrights and Copyright Licenses owned by Grantor in its own name on the date hereof; (ii) Exhibit B includes all Patents and Patent Licenses owned by Grantor in its own name on the date hereof; (iii) Exhibit C includes all Trademarks and Trademark Licenses owned by Grantor in its own name on the date hereof; (iv) to the best of Grantor's knowledge, each Copyright, Patent and Trademark is on the date hereof valid, subsisting, unexpired, enforceable and has not been abandoned; (v) except as set forth in any of Exhibit A, Exhibit B or Exhibit C, none of such Copyrights, Patents and Trademarks is on the date hereof the subject of any licensing or franchise agreement; (vi) no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Copyright, Patent or Trademark in any respect that could reasonably be expected to have a Material Adverse Effect; and (vii) no action or proceeding is pending on the date hereof (1) seeking to limit, cancel or question the validity of any Copyright, Patent or Trademark, or (2) which, if adversely determined, would have a Material Adverse Effect on the value of any Copyright, Patent or Trademark.

                  (b) Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods or services applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) employ each material Trademark with the appropriate notice of registration, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless Trustee, for the ratable benefit of the Holders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated.

                  (c) Grantor will not do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated if such abandonment would have a Material Adverse Effect.

                  (d) Grantor will notify Trustee immediately if it knows, or has reason to know, that any application or registration relating to any material Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding Grantor's ownership of any Patent or Trademark material to the business of Grantor or its right to register the same or to keep and maintain the same and of any action Grantor is taking in respect of such event.

                  (e) Whenever Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, Grantor shall report such filing to Trustee within five Business Days after the last day of the fiscal quarter in which such filing occurs. Grantor shall execute and deliver any and all agreements, instruments, documents, and papers as may be necessary or appropriate or as Trustee may reasonably request to evidence Trustee's and the Holders' security interest in any Patent or Trademark and the goodwill and general intangibles of Grantor relating thereto or represented thereby and shall deliver to Trustee an Officers' Certificate as to compliance with this subparagraph (e).

                  (f) Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Patents and Trademarks material to the business of Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability and, as to Patents, the payment of maintenance fees, except where the failure to take such action would not have a Material Adverse Effect.

                  (g) In the event that any Patent or Trademark is infringed, misappropriated or diluted by a third party, Grantor shall (i) take such actions as Grantor shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark and (ii) if such Patent or Trademark is of material economic value, promptly notify Trustee after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

                  (h) Grantor (either itself or through licensees) will (i) employ the appropriate notice of copyright for each published Work subject to copyright protection to the extent necessary to protect the Copyright relating to such Work and (ii) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material Copyright may become invalidated, except where the failure to take any such action would not have a Material Adverse Effect.

                  (i) Grantor will not (either itself or through licensees) do any act, or omit to do any act, whereby any material Copyright may become injected into the public domain, except where the failure to take any such action would not have a Material Adverse Effect.

                  (j) Grantor will notify Trustee immediately if it knows, or has reason to know, that any Copyright may become injected into the public domain or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court or tribunal in any country) regarding Grantor's ownership of any such Copyright or its validity and of any action Grantor is taking in respect of such event.

                  (k) Whenever Grantor, either by itself or through any agent, employee licensee or designee, shall file an application for the registration of any Copyright with the United States Copyright Office or any similar office in any other country or political subdivision thereof, Grantor shall report such filing to Trustee within five Business Days after the last day of the fiscal quarter in which such filing occurs. Grantor shall execute and deliver any and all agreements, instruments, documents and papers as shall be necessary or appropriate or as Trustee reasonably may request to evidence Trustee's and the Holders' security interest in such Copyright and shall deliver to Trustee an Officers' Certificate as to compliance with this subparagraph (k).

                  (l) Grantor will take all reasonable and necessary steps, as it shall deem appropriate under the circumstances, in accordance with its reasonable business judgment, to maintain and pursue each application (and to obtain the relevant registration) and to maintain to the extent permitted by law each registration of each material Copyright owned by Grantor including, without limitation, filing of applications for renewal, where necessary.

                  (m) Grantor will promptly notify Trustee of any material infringement of any Copyright owned by it of which it becomes aware and will take such actions as it shall reasonably deem appropriate under the circumstances to protect such Copyright, including, where appropriate in its reasonable business judgment, the bringing of suit or the settling of actual or potential suits for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement.

                  6.22. Fair Labor Standards Act. Any goods now or hereafter produced by Grantor or any of its subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

                  6.23. After-Acquired Intellectual Property. If Grantor shall
(a) obtain any rights to any new invention (whether or not patentable), know-how, trade secret, design, process, procedure, formula, diagnostic test, service mark, trademark, trademark registration, trade name, copyright or license or (b) become entitled to the benefit of any patent, service mark or trademark application, trademark, trademark registration, license renewal, copyright renewal or extension, or patent for any reissue, division, continuation, renewal extension, or continuation-in-part of any patent or any improvement on any patent, the provisions of this Agreement shall automatically apply thereto and any item enumerated in clause (i) or (ii) of this sentence shall automatically constitute Collateral and shall be subject to the assignment, lien and security interest created hereby without further action by any party. Grantor promptly shall (x) give to Trustee written notice of its acquisition of or entitlement to any of the rights set forth in clauses (i) and (ii) of the immediately preceding sentence and (y) confirm the attachment of the lien and security interest created hereby to any of such rights by execution of an appropriate instrument delivered to Trustee, including an amendment to Exhibits A, B and/or C annexed hereto to include any such rights.

         SECTION 7. Special Provisions Relating to Contracts.

                  7.1. Grantor Remains Liable under Contracts. Anything herein to the contrary notwithstanding, Grantor shall remain liable under each of the Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms and provisions of each Contract. Neither Trustee (nor any other trustee under any Mortgage) nor any Holder shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by Trustee (or any such other trustee) or any such Holder of any payment relating to such Contract pursuant hereto, nor shall Trustee (or any such other trustee) or any Holder be obligated in any manner to perform any of the obligations of Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

                  7.2. Communication with Contracting Parties. Trustee in its own name or in the name of others may communicate with parties to the Contracts to verify with them to Trustee's satisfaction the existence, amount and terms of any Contracts. Unless an Event of Default shall have occurred and shall be continuing, before communicating with parties to the Contracts as provided in the prior sentence, Trustee shall first request Grantor to so communicate with the other parties to the Contract on Trustee's behalf; provided, if either (1) Grantor does not so contact such parties within three business days from Trustee's request or (2) Trustee does not receive verification to Trustee's satisfaction of the existence, amount and terms of any Contract within 15 days of its request to Grantor, then Trustee may contact the parties to the Contracts directly.

                  SECTION 8. Special Provisions Relating to Intellectual
Property.

                  8.1. Modifications. Grantor and Trustee may modify this Agreement, without the consent of Holders, by amending Exhibits A, B and/or C annexed hereto to include any future Intellectual Property of Grantor in accordance with subsection 6.23 or to reflect any disposition of Intellectual Property made in compliance with the provisions of this Agreement and the Indenture.

                  8.2. Applications. Except in the ordinary course of business consistent with prudent business practice, and as may otherwise be permitted by the Indenture, Grantor shall not abandon any registration of any Intellectual Property or any right to file an application with respect to Intellectual Property or any pending application without the prior written consent of Trustee.

                  8.3. Restriction on Licensing Intellectual Property. Grantor shall not license the Intellectual Property or any portion thereof, or amend or permit the amendment of any of the Licenses in either case in a manner that adversely affects the right to receive any material amount of payments thereunder, or, except as otherwise permitted under the Indenture, in any manner adverse to the interests of Trustee in the Intellectual Property without the consent of Trustee.

                  8.4. Grant of License. For the purpose of enabling Trustee to exercise rights and remedies under Section 11 hereof at such time as Trustee shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, Grantor hereby grants to Trustee, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

                  8.5. Use of Intellectual Property Prior to Event of Default. Subject to subsection 8.3 but notwithstanding any other provision herein to the contrary, so long as no Event of Default shall have occurred and be continuing, Grantor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of Grantor. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing Trustee shall from time to time, upon the request of Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which Grantor shall have certified are appropriate (in its judgment) to allow Grantor to take any action permitted above (including relinquishment of the license provided as to any specific Intellectual Property). Further, upon the payment in full of all of the Obligations or earlier expiration of this Agreement or release of the Collateral, Trustee shall grant back to Grantor without recourse the license granted pursuant to subsection 8.4 immediately above. The exercise of rights and remedies under subsection 8.4 hereof by Trustee shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by Grantor in accordance with the first sentence of this subsection 8.5.

                  SECTION 9. Transfers and Other Liens. Except as permitted by the Indenture, Grantor shall not sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral. Grantor shall not create or permit to exist any Lien upon or with respect to any of the Collateral other than Permitted Liens.

                  SECTION 10. Reasonable Care. Beyond the duties set forth in subsection 16.3 and the exercise of reasonable care in custody thereof, Trustee shall have no duty as to the collection of any Collateral in its possession or control or in the possession or control of any agent or nominee of Trustee, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which Trustee, in its individual capacity, accords its own property, it being understood that Trustee shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not Trustee or any other Secured Party has or is deemed to have knowledge of such matters, or
(ii) taking any necessary steps to preserve rights against any person with respect to any Collateral.

                  SECTION 11. Remedies Upon Event of Default.

                  11.1. Notice to Obligors and Contract Parties. Upon the request of Trustee at any time after the occurrence and during the continuance of an Event of Default, Grantor shall notify parties to the Contracts and account debtors in respect of any General Intangibles that such Collateral has been assigned to Trustee for the ratable benefit of the Holders and that payments in respect thereof shall be made directly to Trustee.

                  11.2. Proceeds to be Turned Over to Trustee. If an Event of Default shall occur and be continuing all Proceeds received by Grantor consisting of cash, checks and other near-cash items shall be held by Grantor in trust for Trustee and the Holders, segregated from other funds of Grantor, and shall, forthwith upon receipt by Grantor, be turned over to Trustee in the exact form received by Grantor (duly indorsed by Grantor to Trustee, if required) and held by Trustee in the Collateral Account, which shall be maintained under the sole dominion and control of Trustee. All Proceeds while held by Trustee in the Collateral Account (or by Grantor in trust for Trustee and the Holders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 12.

                  11.3. Obtaining Possession of the Collateral. If an Event of Default shall have occurred and be continuing, then and in every such case, Trustee may, but shall not be obligated to, in addition to any other action permitted by law (and not limited in any manner to the remedies contained in the Securities and the Indenture) take one or more of the following actions:

                  (a) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from Grantor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon Grantor's premises where any of the Collateral is located and remove such Collateral and use in connection with such removal any and all services, supplies, aids and other facilities of Grantor;

                  (b) sell, assign or otherwise liquidate, or direct Grantor to sell, assign or otherwise liquidate, any or all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation; and

                  (c) take possession of the Collateral or any part thereof, by directing Grantor in writing to deliver the same to Trustee at any place or places which Trustee shall reasonably select, in which event Grantor shall at its own expense: (x) forthwith cause the same to be moved to the place or places so designated by Trustee and there delivered to Trustee; (y) store and keep any Collateral so delivered to Trustee at such place or places pending further action by Trustee and
         (z) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain them in good condition. Grantor's obligation to deliver the Collateral is of the essence of this Agreement. Upon application to a court of equity having jurisdiction, Trustee shall, to the extent permitted by law, be entitled to a decree requiring specific performance by Grantor of such obligation.

                  11.4. Remedies Under UCC. In addition to the rights and remedies provided in this Agreement or otherwise available to it, Trustee shall have all the rights and remedies of a secured party under the UCC or under the Uniform Commercial Code of any other relevant jurisdiction.

                  11.5. Additional Non-UCC Remedies. Upon the occurrence and during the continuance of an Event of Default, Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Grantor or any other person (all and each of which demands, defenses, advertisements and notices are, to the extent permitted by law, hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of Trustee or elsewhere upon such terms and conditions as Trustee may deem advisable and at such prices as it may elect, for cash or on credit or for future delivery without assumption of any credit risk. Trustee or any Holder shall have the right, to the extent permitted by law, upon any such public sale or sales or upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Grantor, which right or equity is, to the extent permitted by law, hereby waived or released. Grantor further agrees, at Trustee's request, to assemble the Collateral and make it available to Trustee at places which Trustee shall reasonably select, whether at Grantor's premises or elsewhere. Trustee shall apply the net proceeds of any action taken by it pursuant to this subsection, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Trustee and the Holders hereunder, including, without limitation, reasonable attorneys' fees and disbursements, as provided in Section 12 hereof, and only after such application and after the payment by Trustee of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the UCC, need Trustee account for the surplus, if any, to Grantor. To the extent permitted by applicable law, Grantor waives all claims, damages and demands it may acquire against Trustee (or any other trustee under any Mortgage) or any Holder arising out of the exercise by them of any rights hereunder. If any notice of proposed sale or other disposition of Collateral shall be required by law, such notice shall, to the extent permitted by law, be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

                  11.6. Certain Sales of Collateral. Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, Trustee may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Grantor acknowledges that any such sales may be at prices and on terms less favorable to Trustee than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner.

                  11.7. Certain Remedies in Respect of Intellectual Property. If an Event of Default shall have occurred and shall be continuing, in addition to the other rights and remedies provided for herein or otherwise available to it, Trustee may license or sublicense (whether general, special or otherwise, and whether on an exclusive or non-exclusive basis) all or any portions of the Intellectual Property throughout the world for such term or terms, on such conditions and in such manner as Trustee shall determine. Upon request by Trustee, Grantor shall execute and deliver to Trustee any powers of attorney, in form and substance satisfactory to Trustee, for the implementation of any assignment, license, sublicense, grant of option, sale or other disposition of any Intellectual Property. In the event of any sale, assignment, or other disposition of any of the Intellectual Property, the goodwill connected with and symbolized by the Intellectual Property subject to such disposition shall be included, and Grantor shall supply to Trustee or its designee, for inclusion in such sale, assignment or other disposition, all Intellectual Property relating to such Intellectual Property.

                  11.8. Specific Performance. In addition to any of the other rights and remedies hereunder, Trustee shall have the right to institute a proceeding seeking specific performance in connection with any of the agreements or obligations hereunder.

                  SECTION 12. Application of Proceeds. The net proceeds received by Trustee in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Trustee of its remedies provided in Section 11 hereof shall be applied (after deduction of amounts permitted or required pursuant to Section 11), together with any other sums then held by Trustee pursuant to this Agreement, promptly by Trustee in the manner set forth in the Indenture.

                  SECTION 13. Expenses. Grantor will upon demand pay to Trustee the amount of any and all reasonable expenses, including the fees and expenses of its counsel and the fees and expenses of any experts and agents which Trustee may incur in connection with (a) the collection of the Obligations, (b) the enforcement and administration of this Agreement, (c) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (d) the exercise or enforcement of any of the rights of Trustee or any Secured Party hereunder, (e) the failure by Grantor to perform or observe any of the provisions hereof, (f) the filing or recording of financing statements and other documents (including all taxes in connection therewith) in public offices, (g) the payment or discharge of any taxes, insurance premiums or encumbrances, (h) defending or prosecuting any actions or proceedings arising out of or related to the transactions to which this Agreement relates, or (i) otherwise protecting, maintaining or preserving the Collateral, or the enforcing, foreclosing, retaking, holding, storing, processing, selling or otherwise realizing upon the Collateral and Trustee's security interest therein, whether through judicial proceedings or otherwise. All amounts payable by Grantor under this Section 13 shall be due upon demand and shall be part of the Obligations. Grantor's obligations under this Section 13 shall survive the termination of this Agreement and the discharge of Grantor's other obligations hereunder.

                  SECTION 14. Amendments in Writing; No Waiver, Cumulative Remedies.

                  14.1. Subject to the provisions of Article Nine of the Indenture, none of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Grantor and Trustee, provided that any provision of this Agreement imposing obligations on Grantor may be waived by Trustee in a written instrument executed solely by Trustee.

                  14.2. To the maximum extent permitted by law, (a) no failure on the part of Trustee to exercise, no course of dealing with respect to, and no delay on the part of Trustee in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof or constitute an acquiescence to any Default or Event of Default; nor (b) shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or future exercise thereof or the exercise of any other right, power or remedy. A waiver by Trustee or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Trustee or such Holder would otherwise have on any future occasion. To the maximum extent permitted by law, the remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

                  14.3. In the event Trustee shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Trustee, then and in every such case, Grantor, Trustee and each Holder shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of Trustee and the Secured Parties shall continue as if no such proceeding had been instituted.

                  SECTION 15. Appointment as Trustee. The actions of Trustee hereunder are subject to the provisions of the Indenture. Trustee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of Collateral), in accordance with this Agreement and the Indenture. Trustee may resign and a successor Trustee may be appointed in the manner provided in the Indenture. Upon the acceptance of any appointment as Trustee by a successor Trustee, that successor Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Trustee under this Agreement, and the retiring Trustee shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Trustee's resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Trustee.

                  SECTION 16. Trustee Appointed Attorney-in-Fact; Trustee May Perform.

                  16.1. Trustee Appointed as Attorney-in-Fact. Grantor hereby irrevocably constitutes and appoints Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in its own name, for the purpose of carrying out the terms of this Agreement to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Grantor hereby gives Trustee and any officer or agent of Trustee the power and right, on behalf of Grantor, without notice to or assent by Grantor, to do any or all of the following:

                  (a) in the name of Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Trustee for the purpose of collecting any and all such moneys due under any Contract or with respect to any other Collateral whenever payable;

                  (b) in the case of any Copyright, Patent or Trademark, execute and deliver any and all agreements, instruments, documents and papers as Trustee may request to evidence Trustee's and the Holders' security interest in such Copyright, Patent or Trademark and the goodwill and general intangibles of Grantor relating thereto or represented thereby;

                  (c) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

                  (d) execute, in connection with any sale provided for in subsections 11.3, 11.4 or 11.5 or any other sale of Collateral pursuant to this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

                  (e) (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Trustee or as Trustee shall direct; (ii) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (iv) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action or proceeding brought against Grantor with respect to any Collateral; (vi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, to give such discharges or releases as Trustee may deem appropriate; (vii) assign, license or sublicense any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as Trustee shall determine; and (viii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as through Trustee were the absolute owner thereof for all purposes, and do, at Trustee's option and Grantor's expense, at any time, or from time to time, all acts and things which Trustee deems necessary to protect, preserve or realize upon the Collateral and Trustee's and the Holders' security interests therein and to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

                  (f) The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable until this Agreement is terminated and the security interests created hereby are released. Grantor hereby ratifies all that such attorneys shall lawfully do or cause to be done by virtue and in accordance with the terms hereof.

                  (g) Anything in this subsection to the contrary notwithstanding, Trustee agrees that it will not exercise any rights under the power of attorney provided for in this subsection unless an Event of Default shall have occurred and be continuing.

                  16.2. Trustee May Perform. If Grantor shall fail to do any act or thing that it has covenanted to do hereunder or if any warranty on the part of Grantor contained herein shall be breached, Trustee or any Secured Party may (but shall not be obligated to), after providing Grantor with at least five Business Days' notice, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose. Any and all amounts so expended by Trustee or such Secured Party shall be paid by Grantor promptly upon demand therefor, with interest at the Default Rate during the period from and including the date on which such funds were so expended to the date of repayment. Grantor's obligations under this subsection 16.2 shall survive the termination of this Agreement and the discharge of Grantor's other obligations under this Agreement.

                  16.3. Duty of Trustee. Trustee's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC, Section 10 hereof or otherwise, shall be to deal with it in the same manner as Trustee deals with similar property for its own account. Neither Trustee, any Holder nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Grantor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on Trustee and the Holders hereunder are solely to protect Trustee's and the Holders' interests in the Collateral and shall not impose any duty upon Trustee or any Holder to exercise any such powers. Trustee and the Holders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their offices, directors, employees or agents shall be responsible to Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

                  16.4. Execution of Financing Statements. Pursuant to Section 9-402(2)(e) of the UCC, Grantor authorizes Trustee (subject to the last sentence of subsection 5.2) to file financing statements and continuation statements with respect to the Collateral without the signature of Grantor in such form and in such filing offices as Trustee determines appropriate to perfect the security interests of Trustee under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

                  16.5. Authority of Trustee. Grantor acknowledges that the rights and responsibilities of Grantor under this Agreement with respect to any action taken by Trustee or the exercise or non-exercise by Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between Trustee and the Holders, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between Trustee and Grantor, Trustee shall be conclusively presumed to be acting as agent for the Holders with full and valid authority so to act or refrain from acting, and Grantor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

                  SECTION 17. Notices. All notices, requests, demands and other communication shall be given in the manner set forth in the Indenture.

                  SECTION 18. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (a) be binding upon Grantor, its successors and assigns, and (b) inure, together with the rights and remedies of Trustee hereunder, to the benefit of Trustee (and, to the extent provided herein, any other trustee under a Mortgage) and the other Secured Parties and each of their respective successors, transferees and assigns; and no other persons (including, without limitation, any other creditors of Grantor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (b), any Secured Party may assign or otherwise transfer any Security or Guarantee held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Indenture.

                  SECTION 19. Release of Collateral. Reference is hereby made to
Article 11 of the Indenture for provisions which discuss the release of the Collateral from the Liens created by this Agreement.

                  SECTION 20. Termination. When all Obligations have been paid in full, this Agreement shall terminate (except as to those provisions which it is provided herein shall survive such termination) and Trustee shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of Grantor and to be released and canceled all licenses and rights referred to in subsection 8.4 hereof; provided, however, that any licenses or sublicenses granted by Trustee pursuant to subsection 11.7 shall continue to be in full force and effect in accordance with their terms. Trustee shall also execute and deliver to Grantor upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by Grantor to effect the termination and release of the security interests in the Collateral.

                  SECTION 21. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                  SECTION 22. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GRANTOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT GRANTOR, TO THE EXTENT PERMITTED BY LAW, ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. GRANTOR DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, WITH AN ADDRESS AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY GRANTOR IRREVOCABLY AGREEING IN WRITING TO SO SERVE, AS ITS AGENT

TO RECEIVE ON ITS BEHALF IN NEW YORK, NEW YORK, SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY GRANTOR TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED OR CERTIFIED MAIL TO GRANTOR AT ITS ADDRESS PROVIDED FOR IN SECTION 17 HEREOF EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY GRANTOR REFUSES TO RECEIVE AND FORWARD SUCH SERVICE, GRANTOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF TRUSTEE OR ANY HOLDER TO BRING PROCEEDINGS AGAINST GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

                  SECTION 23. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  SECTION 24. Other Security. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, then Trustee shall have the right in its sole discretion to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of Trustee's or any Holder's rights and remedies hereunder.

                  SECTION 25. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

                  SECTION 26. Headings. The Section and subsection headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  SECTION 27. Obligations Absolute. All obligations of Grantor hereunder shall be absolute and unconditional irrespective of:

                  (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Grantor;

                  (b) any lack of validity or enforceability of the Indenture, the Guarantees, the Securities, any other Security Document, the Intercreditor Agreement or any other agreement or instrument relating thereto;

                  (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, the Guarantees, the Securities, any other Security Document, the Intercreditor Agreement or any other agreement or instrument relating thereto (except to the extent specified in such change, amendment or waiver);

                  (d) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

                  (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect of this Agreement, the Indenture, the Guarantees, the Securities, any other Security Document, the Intercreditor Agreement or any other agreement or instrument relating thereto, except as specifically set forth in a waiver granted pursuant to the provisions of the Indenture; or

                  (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, a guarantor or a surety.

                  SECTION 28. Limitation on Interest Payable. It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to the transaction of which this Agreement is a part. All agreements between Grantor and Trustee, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by Grantor for the use, forbearance or detention of the money to be loaned or advanced under the Indenture, the Securities, the Guarantees, this Agreement, any other Security Document, the Intercreditor Agreement or any other agreement or instrument relating thereto, or for the payment or performance of any covenant or obligation contained herein or therein, exceed the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If under any circumstances Grantor shall have paid an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to Grantor. All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit or advancement of funds by Trustee or any Holder, shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date of this Agreement until payment in full of the Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

         [THE FOLLOWING SECTION IS TO BE INCLUDED IN SECURITY AGREEMENTS TO BE EXECUTED BY OREGON STEEL MILLS, INC. AND NEW CF&I, INC.:]

         SECTION 29. Notice under ORS 746.201. In compliance with ORS 746.201, this Agreement contains the following warning, which Grantor acknowledges:

                                     WARNING

         UNLESS YOU ([OREGON STEEL MILLS, INC.] [NEW CF&I, INC.]) PROVIDE US (BENEFICIARY) WITH EVIDENCE OF THE INSURANCE COVERAGE AS REQUIRED BY OUR CONTRACT OR LOAN AGREEMENT, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST. IF THE COLLATERAL BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST YOU. YOU MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPERTY COVERAGE ELSEWHERE.

         YOU ARE RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY US. THE COST OF THIS INSURANCE MAY BE ADDED TO YOUR CONTRACT OR LOAN BALANCE. IF THE COST IS ADDED TO YOUR CONTRACT OR LOAN BALANCE, THE INTEREST RATE ON THE UNDERLYING CONTRACT OR LOAN WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

         THE COVERAGE WE PROVIDE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN AND MAY NOT SATISFY ANY NEED FOR PROPERTY DAMAGE COVERAGE OR ANY MANDATORY LIABILITY INSURANCE REQUIREMENTS IMPOSED BY APPLICABLE LAW.

         IN WITNESS WHEREOF, Grantor and Trustee have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                       +,
                                       as Grantor

                                       By:
                                              -----------------------
                                              Name:
                                              Title:

                                       CHEMICAL BANK,
                                         as Trustee

                                       By:
                                              -----------------------
                                              Name:
                                              Title:

                                    EXHIBIT A

                     COPYRIGHTS, COPYRIGHT REGISTRATIONS AND
                    APPLICATIONS FOR COPYRIGHT REGISTRATIONS

Title        Date Filed            Registration No.           Effective Date
- --------------------------------------------------------------------------------








                               COPYRIGHT LICENSES

Title        Date Filed            Registration No.           Effective Date
- --------------------------------------------------------------------------------

                                    EXHIBIT B

                         PATENTS AND PATENT APPLICATIONS

    File        Patent                Country      Registration No.         Date
    ----        ------                -------      ----------------         ----








                                 PATENT LICENSES

    File        Patent                Country      Registration No.         Date
    ----        ------                -------      ----------------         ----

                                    EXHIBIT C

                     TRADE NAMES, TRADEMARKS, SERVICE MARKS,
                  TRADEMARK AND SERVICE MARK REGISTRATIONS AND
            APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS

                               Application (A)
                               Registration (R)                   Registration
         Mark                  or Series No. (S)                  or Filing Date
- --------------------------------------------------------------------------------








                 TRADE NAME, TRADEMARK AND SERVICE MARK LICENSES

                               Application (A)
                               Registration (R)                   Registration
         Mark                  or Series No. (S)                  or Filing Date
- --------------------------------------------------------------------------------

                                    EXHIBIT D

                              INCLUDED INTANGIBLES

                                    EXHIBIT E

TYPE OF COLLATERAL             WHAT TO FILE                FILING LOCATION
- ------------------             ------------                ---------------

                                    EXHIBIT F

                   PLACE OF CHIEF EXECUTIVE OFFICE AND RECORDS

Chief Executive Office of Grantor:  __________________________

Other Places Where Books, Records or
Collateral (Other than Equipment listed on Exhibit G) are Kept: ________________________________

Other Business or Trade Names
Used by Grantor:  _________________________________________

                                    EXHIBIT G

                              LOCATION OF EQUIPMENT

            [TO BE INCLUDED IN CF&I STEEL, L.P.'S SECURITY AGREEMENT]

                                    EXHIBIT H

                               EXCLUDED EQUIPMENT